As filed with the Securities and Exchange Commission on November 13, 2014

Registration No. 333-190734

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Athlon Energy Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2549833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

420 Throckmorton Street, Suite 1200 Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

Athlon Energy Inc. 2013 Incentive Award Plan

(Full title of the plan)

Robert C. Reeves

420 Throckmorton Street, Suite 1200
Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 984-8200

(Telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement (File No. 333-190734) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission by Athlon Energy Inc., a Delaware corporation (“Athlon”), on August 20, 2013, to register 8,400,000 shares of Athlon’s common stock, par value $0.01 per share (“Shares”), under the Athlon Energy Inc. 2013 Incentive Award Plan.

Athlon is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by Athlon pursuant to such Registration Statement.

Pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of September 27, 2014, and amended as of November 3, 2014, by and among Encana Corporation, a Canadian corporation (“Parent”), Alenco Acquisition Company Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Acquisition Sub”) and Athlon, on November 13, 2014, Acquisition Sub will be merged with and into Athlon, with Athlon as the surviving corporation (the “Merger”). Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who are entitled to and who properly demanded appraisal in connection with the Merger) will be converted into the right to receive $58.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes.

As a result of the transactions contemplated by the Merger Agreement, Athlon is terminating all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Athlon in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Athlon hereby removes and withdraws from registration any and all securities of Athlon registered pursuant to the Registration Statement that remain unsold as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on November 13, 2014.

Athlon Energy Inc.

By:	/s/ Robert C. Reeves
Robert C. Reeves
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert C. Reeves	President, Chief Executive Officer and Director	November 13, 2014
Robert C. Reeves

*	Vice President–Chief Financial Officer (Principal Financial Officer)	November 13, 2014
William B. D. Butler

*	Vice President–Controller (Principal Accounting Officer)	November 13, 2014
John C. Souders

*	Director	November 13, 2014
Gregory A. Beard

*	Director	November 13, 2014
Rakesh Wilson

*	Director	November 13, 2014
Ted A. Gardner

	Director	November 13, 2014
Wilson B. Handler

	Director	November 13, 2014
Mark A. Stevens

	Director	November 13, 2014
J. Barton Kalsu

* By:	/s/ Robert C. Reeves
Robert C. Reeves
Attorney-in-fact

3